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Offer to Purchase for Cash Up to 4,200,000 Shares of its Common Stock At a Purchase Price Not Greater than $4.00 Nor Less than $3.60 Per Share

Exhibit (a)(1)(i)

Offer to Purchase for Cash
Up to 4,200,000 Shares of its Common Stock
At a Purchase Price Not Greater than $4.00
Nor Less than $3.60 Per Share

  THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD
  WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY,
  MAY 12, 2003, UNLESS THE OFFER IS EXTENDED.

        We invite our stockholders to tender up to 4,200,000 shares of our common stock, $0.01 par value per share, for purchase by us at a price not greater than $4.00 nor less than $3.60 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in this document and the related Letter of Transmittal (as they may be amended or supplemented from time to time, which together constitute the offer).

        We will determine the price per share that we will pay for properly tendered shares after consideration of the total number of shares tendered and the prices specified by tendering stockholders. We will not pay more than $4.00 nor less than $3.60 per share. In determining the purchase price, we will select the lowest price that will allow us to buy 4,200,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not withdrawn. After we select the purchase price, we will buy all shares that are tendered at or below the selected price. We will acquire each of these shares at the same price, even if shares were tendered at a price below the ultimate purchase price. If you tender shares at a price that is more than the selected purchase price, then we will not purchase those shares.

        If more than 4,200,000 shares are properly tendered at or below the purchase price, then we may not buy all of the tendered shares. In this event, we will purchase shares subject to the "odd lot" priority, proration, and conditional tender provisions set forth in Sections 1 and 6. Shares not purchased by us will be returned to the tendering stockholders at our expense promptly after the expiration of the offer. See Sections 1 and 5. We reserve the right, in our sole discretion, to purchase more than 4,200,000 shares in the offer, subject to applicable law.

        This offer is not conditioned on any minimum number of shares being tendered or on us obtaining financing. The offer is, however, subject to other conditions. See Section 7.

        Our shares are listed and traded on the New York Stock Exchange, or the NYSE, under the symbol "TYL." On April 11, 2003, the last trading day prior to the commencement of the offer, the closing price of our shares as reported by the NYSE was $3.61 per share. We encourage you to obtain current market quotations for the shares before deciding whether and at which purchase price or purchase prices to tender your shares. See Section 8.

        Our Board of Directors has approved the offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the offer. See Section 2. You should discuss whether to tender your shares with your financial or tax advisor. Our directors and executive officers have advised us that they do not intend to tender any shares in the offer. See Section 11.

        If you have questions or need assistance, you should contact Georgeson Shareholder Communications Inc., the Information Agent for the offer, at the address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal or related materials, you should contact the Information Agent.

April 14, 2003

IMPORTANT

        If you want to tender all or part of your shares, you must do one of the following before the offer expires on Monday, May 12, 2003:

  •
  If your shares are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, contact the nominee and request that the nominee tender your shares for you;

  •
  If you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver the Letter of Transmittal and your certificates, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to EquiServe Trust Company, N.A., the Depositary for the offer; or

  •
  If you are an institution participating in The Depositary Trust & Clearing Corporation, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, tender your shares according to the procedure for book entry transfer described in Section 3.

        If you want to tender all or part of your shares but:

  •
  your certificates for the shares are not immediately available or cannot be delivered to the Depositary by the expiration date of the offer;

  •
  you cannot comply with the procedure for book-entry transfer by the expiration date of the offer; or

  •
  your other required documents cannot be delivered to the Depositary by the expiration date of the offer;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

        To properly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering your shares.

        If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section on the Letter of Transmittal captioned, "Shares Tendered at Price Determined Under the Tender Offer." You should understand that this election could result in your shares being purchased at the minimum price of $3.60 per share.

        If you have questions, need assistance, or require additional copies of this Offer to Purchase, the Letter of Transmittal, or the Notice of Guaranteed Delivery, you should contact Georgeson Shareholder Communications Inc., the Information Agent, at the address and telephone number set forth on the back of this Offer to Purchase.

        We are not making the offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the offer to stockholders in any such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should or should not tender your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation, or information as having been authorized by us.

TABLE OF CONTENTS

SUMMARY
FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE OFFER
1.	Number of Shares; Proration
2.	Recent Developments; Purpose of the Offer; Potential Benefits and Risks of the Offer; Certain Effects of the Offer
3.	Procedures for Tendering Shares
4.	Withdrawal Rights
5.	Purchase of Shares and Payment of Purchase Price
6.	Conditional Tender of Shares
7.	Conditions of the Offer
8.	Price Range of Shares
9.	Source and Amount of Funds
10.	Certain Information Concerning Us
11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares
12.	Effects of the Offer on the Market for Our Shares; Registration under the Exchange Act
13.	Certain Legal Matters; Regulatory Approvals
14.	Certain U.S. Federal Income Tax Consequences
15.	Extension of the Offer; Termination; Amendment
16.	Fees and Expenses
17.	Miscellaneous

SUMMARY

        We are providing this summary for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the details of the offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

        We are Tyler Technologies, Inc., and we are offering to purchase up to 4,200,000 shares of our common stock.

What is the purpose of the tender offer?

        After considering a variety of alternatives for the use of our excess cash, we determined that investing in our own stock results in a more optimal capital structure for us and represents an efficient means to provide value to our shareholders. We believe that the offer is a prudent use of our financial resources and assets in light of our current financial condition, our prospects, and the current market price of our common stock. See Section 2.

What will the purchase price for the shares be and what will be the form of payment?

        We are conducting the offer through a procedure commonly called a "Modified Dutch Auction." This procedure allows you to select the price within a range specified by us at which you are willing to sell your shares. The price range for the offer is $3.60 to $4.00 per share.

        We will select the lowest purchase price within the range that will allow us to buy 4,200,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares we purchase will be purchased at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any shares above the purchase price selected by us.

        If you wish to maximize the chance that your shares will be purchased, you should check the box under the caption, "Shares Tendered at Price Determined Under the Tender Offer," in the Letter of Transmittal indicating that you will accept the purchase price selected by us. You should understand that this election could result in your shares being purchased at the minimum price of $3.60 per share.

        If your shares are purchased, you will be paid the purchase price in cash, without interest, promptly after the expiration of the offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See "Introduction" and Sections 1 and 5.

How many shares will we purchase?

        We will purchase 4,200,000 shares in the offer or such lesser number of shares as are properly tendered. 4,200,000 shares represent approximately 9.26% of our outstanding common stock. If more than 4,200,000 shares are tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis, except for "odd lots" (lots held by beneficial owners of less than 100 shares), which will be purchased on a priority basis. We also expressly reserve the right to purchase up to an additional 2% of the outstanding shares. See "Introduction" and Section 1. The offer is not conditioned on any minimum number of shares being tendered, but it is subject to certain other conditions. See Section 7.

How will we pay for the shares?

        We will need a maximum of $16.8 million to purchase 4,200,000 shares, assuming the price paid per share is the maximum price of $4.00. We will also pay the fees and expenses of the Depositary and the Information Agent. We anticipate that we will purchase shares tendered under this offer with existing cash balances. The offer is not conditioned on us receiving financing. See Section 9.

How long do I have to tender my shares?

        You may tender your shares until the offer expires. The offer will expire on Monday, May 12, 2003, at 12:00 Midnight, New York City time, unless we extend the offer. See Section 1. We may choose to extend the offer at any time and for any reason. We cannot assure you, however, that we will extend the offer or, if we extend it, for how long. See Sections 1 and 15.

Can the offer be extended, amended, or terminated and under what circumstances?

        We can extend or amend the offer in our sole discretion. If we extend the offer, we will delay the acceptance of any shares that have been tendered. See Section 15. We can terminate the offer under certain circumstances. See Section 7.

How will I be notified if Tyler extends the offer or amends the terms of the offer?

        If the offer is extended, we will issue a press release by 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the offer. We will promptly announce any amendment to the offer by public announcement. See Section 15.

What are the expected benefits and potential risks of this offer for the stockholders?

        We believe the offer may provide certain benefits to stockholders, including:

  •
  the offer provides stockholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $4.00 and not less than $3.60 per share) at which they wish to sell their shares and, if those shares are purchased in the offer, to sell those shares for cash without the usual transaction costs associated with open market sales;

  •
  because our stock is relatively thinly traded, the offer provides participating stockholders (particularly those with larger holdings) with an opportunity to obtain liquidity for their shares without disrupting the share price; and

  •
  the offer gives our stockholders an opportunity to sell their shares at the purchase price, which may be greater than the current prevailing market price. See Section 2.

        The offer may result in disadvantages to our continuing stockholders, including:

  •
  following the offer, we will have significantly less cash on hand, which may limit our financial flexibility in the future; however, we believe that we will have sufficient financial resources to manage opportunities and risks associated with our business;

  •
  the offer will reduce our "public float" (the number of shares owned by persons other than management and available for trading on the NYSE), which may result in lower stock prices or reduced liquidity in the trading market for our shares in the future; and

  •
  our continuing stockholders will own a larger percentage of us and will therefore bear a higher proportionate risk in the event of future losses. See Section 2.

Are there any conditions to the offer?

        Yes. Our obligation to accept and pay for tendered shares depends upon a number of conditions, including the absence of:

  •
  any court or governmental action prohibiting the offer;

  •
  a change in general market conditions or our business (including our financial condition) that, in our judgment, is or may be materially adverse to us;

  •
  a proposal by an outside third party to acquire us; and

  •
  circumstances that would cause our stock to be delisted by the NYSE or cause us to no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. See Section 7.

v

How do I tender my shares?

        To tender all or part of your shares, prior to Monday, May 12, 2003, unless the offer is extended:

  •
  you must deliver your stock certificates and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover of this document; or

  •
  the Depositary must receive confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or

  •
  you must comply with the guaranteed delivery procedure. See Section 3.

        If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section in the Letter of Transmittal captioned, "Shares Tendered at Price Determined Under the Tender Offer." You should understand that this election could result in your shares being purchased at the minimum price of $3.60 per share.

        You may contact the Information Agent or your broker for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instruction 12 to the Letter of Transmittal.

May I tender my shares subject to the condition that a specified minimum number of my shares must be purchased by Tyler in the offer?

        Yes. You may tender your shares subject to this condition by following the procedures set forth in Section 6.

Once I have tendered my shares, may I change my mind and withdraw my tender?

        Yes. You may withdraw any shares you have tendered at any time before 12:00 Midnight, New York City time, on Monday, May 12, 2003, unless we extend the offer, in which case you can withdraw your shares until the expiration of the offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 Midnight, New York City time, on Monday, June 9, 2003. See Section 4.

How do I withdraw shares I previously tendered?

        You must timely deliver a written notice of your withdrawal to the Depositary. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will tendered shares be purchased?

        We will purchase shares:

  •
  first, from all "odd lot" holders (those owning less than 100 shares, which we refer to as Odd Lot Holders) who properly tender all of their shares at or below the purchase price we select;

  •
  second, from all other stockholders who properly tender shares at or below the purchase price we select, other than stockholders who conditionally tender their shares; and

  •
  finally, if necessary to permit us to purchase 4,200,000 shares, by random lot from stockholders who conditionally tender their shares (for which the condition was not initially satisfied). Therefore, all of the shares that you tender on a conditional basis may not be purchased even if they are tendered at or below the purchase price selected by us.

See Section 1.

What do Tyler and its Board of Directors think of the offer?

        Our Board of Directors has approved this offer. However, neither we nor any member of our Board of Directors is making any recommendation to you as to whether or not you should tender your shares or as to the purchase price or purchase prices at which you may choose to tender your shares.

        We are not making any recommendation as to whether you should tender your shares because we believe that you should make your own decision based on your views as to the value of our shares and our prospects, as well as your own liquidity needs, investment objectives, and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should read carefully this Offer to Purchase and the Letter of Transmittal, and you should discuss whether to tender your shares with your financial or tax advisor. See Section 2.

Will Tyler's directors and executive officers tender their shares in the offer?

        No. Our directors and executive officers have advised us that they do not intend to tender any shares in the offer. See Section 11.

If I decide not to tender, how will the offer affect my shares?

        Upon completion of the offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings or losses, subject to our right to issue additional shares of common stock and other equity securities in the future. See Section 2.

Following the offer, will Tyler continue as a public company?

        We do not believe that our purchase of shares in the offer will cause our remaining shares to be de-listed from the NYSE or to cause us to stop being subject to the periodic reporting requirements of the Exchange Act. We will not purchase shares in the offer if we believe these events are reasonably likely to occur. See Section 7.

When and how will I be paid for the shares I tender?

        Promptly after the expiration of the offer, we will deposit with the Depositary the aggregate purchase price for all shares we accept for purchase. The Depositary will act as your agent and will promptly send to you the purchase price, in cash, without interest, for the shares we purchase from you. See Sections 1 and 5.

What is the recent market price of Tyler stock?

        On April 11, 2003, the last trading day prior to the commencement of the offer, the closing price of our shares as reported on the NYSE was $3.61 per share. You are urged to obtain current market quotations for the shares before deciding whether and at which purchase price or purchase prices to tender your shares. See Section 8.

Will I have to pay brokerage commissions if I tender my shares?

        If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker or a bank, we urge you to consult your broker or bank to determine whether any transaction costs are applicable. See "Introduction" and Sections 2, 3, and 16.

What are the U.S. federal income tax consequences if I tender my shares?

        Generally, your receipt of cash from us in exchange for your shares is a taxable transaction for U.S. federal income tax purposes. The receipt of cash for your tendered shares will generally be treated either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a dividend subject to ordinary income tax rates. Non-U.S. Holders (as defined in this Offer to Purchase) are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Sections 3 and 14.

Will I have to pay stock transfer tax if I tender my shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have any questions about the offer?

        The Information Agent can help answer your questions. The Information Agent is Georgeson Shareholder Communications Inc. Their contact information is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

        This Offer to Purchase contains statements that are not historical facts and constitute projections, forecasts, or forward-looking statements. Such statements only reflect our best assessment at this time, and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would" or similar phrases. These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties, and assumptions that could cause our future results and stockholder value to differ materially from those expressed in these statements. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that may cause such a difference include, but are not limited to:

  •
  a decline in information technology spending may result in a decrease in our revenues or lower our growth rate;

  •
  we may experience fluctuations in quarterly revenue that could adversely impact our operating results and stock price;

  •
  as a software vendor, we may be required to delay revenue recognition into future periods, which could adversely impact our operating results;

  •
  our margins may be adversely affected by increases in our service revenue as a percentage of total revenue;

  •
  the sale of products and services into the public sector market poses unique challenges to our business, results of operations, and prospects;

  •
  the open bidding process for governmental contracts creates uncertainty in predicting our future contract awards;

  •
  our fixed price contracts may affect our profits;

  •
  we face significant competition from other vendors and potential new entrants into our markets;

  •
  we must respond to rapid technological change to stay competitive;

  •
  the market price of our common stock; and

  •
  other uncertainties, all of which are difficult to predict and many of which are beyond our control.

        These and other factors are discussed from time to time in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2002.

        The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with an understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

        We undertake no obligation to make any revision to the forward-looking statements in this document or to update them to reflect events or circumstances occurring after the date of this document.

INTRODUCTION

To the holders of our common stock:

        We invite you to tender up to 4,200,000 shares of our common stock, $0.01 par value per share, for purchase by us at a price not greater than $4.00 nor less than $3.60 per share, net to you in cash, without interest, upon the terms and subject to the conditions described in this document and the related Letter of Transmittal (as they may be amended or supplemented from time to time, which together constitute the offer).

        We will determine the price per share that we will pay for properly tendered shares after consideration of the total number of shares tendered and the prices specified by tendering stockholders. We will not pay more than $4.00 nor less than $3.60 per share. In determining the purchase price, we will select the lowest price that will allow us to buy 4,200,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not withdrawn. After we select the purchase price, we will buy all shares that are tendered at or below the selected price. We will acquire each of these shares at the same price, even if shares were tendered at a price below the selected purchase price. We will not purchase shares that are tendered at a price that is more than the selected purchase price.

        If more than 4,200,000 shares are properly tendered at or below the purchase price, then we may not buy all of the tendered shares. In this event, we will purchase shares subject to the "odd lot" priority, proration, and conditional tender provisions set forth in Sections 1 and 6. Shares not purchased by us will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Sections 1 and 5.

        We reserve the right, in our sole discretion, to purchase more than 4,200,000 shares in the offer, subject to applicable law.

        This offer is not conditioned on any minimum number of shares being tendered or on us obtaining financing. The offer is, however, subject to other conditions. See Section 7.

        Our Board of Directors has approved the offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares, and if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In doing so, you should read carefully the information in this Offer to Purchase and the related Letter of Transmittal, including our reasons for making the offer. See Section 2. You should discuss whether to tender your shares with your financial or tax advisor.

        Our directors and executive officers have advised us that they do not intend to tender any shares in the offer. See Section 11.

        At the expiration of the offer, we will purchase shares:

  •
  first, from all "odd lot" holders (those owning less than 100 shares, which we refer to as Odd Lot Holders) who properly tender all of their shares at or below the purchase price we select;

  •
  second, from all other stockholders who properly tender shares at or below the purchase price we select, other than stockholders who conditionally tender their shares; and

  •
  finally, if necessary to permit us to purchase 4,200,000 shares, by random lot from stockholders who conditionally tender their shares (for which the condition was not initially satisfied).

        If, at the expiration of the offer, more than 4,200,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered, we will buy shares first from the Odd Lot Holders, and second, on a pro rata basis from all other stockholders who properly tender their shares at or below the purchase price we select, other than those who tender conditionally. See Sections 1, 5, and 6 for additional information concerning priority and proration procedures.

        The purchase price will be paid net in cash, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees, or, subject to Instruction 7 of the related Letter of Transmittal, stock transfer taxes on our purchase of shares in the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies, or other nominees are urged to consult such nominees to determine whether transaction costs may apply if stockholders tender shares through such nominees and not directly to the Depositary.

        If you are a U.S. Holder (as defined in Section 14) and you fail to complete, sign, and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal, you may be subject to U.S. federal income tax backup withholding of 30% of the gross proceeds payable to you in the offer. If you are a Non-U.S. Holder (as defined in Section 14), we urge you to consult your tax advisor regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding reduction or exemption, and the refund procedure. See Sections 3 and 14.

        We will pay all fees and expenses incurred in connection with the offer by EquiServe Trust Company, N.A., the Depositary, and Georgeson Shareholder Communications Inc., the Information Agent for the offer. See Section 16.

        As of April 11, 2003, we had 45,373,933 outstanding shares of common stock and 6,403,398 shares of common stock reserved for issuance upon exercise of all outstanding warrants and stock options. The 4,200,000 shares that we are offering to purchase represent approximately 9.26% of our shares outstanding on April 11, 2003. Our shares are listed and traded on the NYSE under the symbol "TYL." On April 11, 2003, the last trading day prior to the commencement of the offer, the closing price of our shares as reported on the NYSE was $3.61 per share. You are urged to obtain current market quotations for the shares before deciding whether and at which purchase price or purchase prices to tender your shares. See Section 8.

THE OFFER

1.    NUMBER OF SHARES; PRORATION

        We will purchase up to 4,200,000 shares of our common stock (or such lesser number of shares as are properly tendered and not withdrawn before the expiration date) at a price not greater than $4.00 nor less than $3.60 per share, net to the seller in cash, without interest.

        The term "expiration date" means 12:00 Midnight, New York City time, on Monday, May 12, 2003. We may, in our sole discretion, extend the period of time during which the offer will remain open. In the event of an extension, the term "expiration date" will refer to the latest time and date at which the offer, as so extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate, or amend the offer.

        In accordance with Instruction 5 of the Letter of Transmittal, if you desire to tender shares you must either (1) specify that you are willing to sell your shares to us at the purchase price determined in the offer or (2) specify the price or prices, not greater than $4.00 nor less than $3.60 per share, at which you are willing to sell your shares to us under the offer. Prices must be specified in increments of $0.05. Promptly following the expiration date, we will determine a single price per share that we will pay for shares properly tendered and not withdrawn, taking into account the number of shares tendered and the prices specified by all tendering stockholders. We will select the lowest purchase price that will allow us to purchase 4,200,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not withdrawn. All shares purchased in the offer will be purchased at the same purchase price.

        We will only purchase those shares properly tendered at prices at or below the purchase price we select. However, because of the "odd lot" priority, proration, and conditional tender provisions of the offer, all of the shares tendered at or below the purchase price will not be purchased if more than 4,200,000 shares are tendered at or below such price. All shares tendered and not purchased, including shares tendered at prices in excess of the purchase price we determine and shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly following the expiration date.

        By following the Instructions to the Letter of Transmittal, you may specify one minimum price for a specified portion of your shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. You may also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of your tendered shares are purchased. In the event you do not designate the order and fewer than all shares are purchased due to proration, the order of shares purchased will be selected by the Depositary.

        We reserve the right, in our sole discretion, to purchase more than 4,200,000 shares pursuant to the offer. In accordance with the rules of the SEC, we may purchase an additional amount of shares not to exceed 2% of our outstanding shares (approximately 907,000 shares) without amending or extending the offer. See Section 15.

        If the offer is over-subscribed, shares tendered at or below the purchase price before the expiration date will be subject to proration, except for "odd lots" (as discussed below).

        If we:

  •
  increase the price that may be paid for shares above $4.00 per share or decrease the price that may be paid for shares below $3.60 per share;

  •
  increase the number of shares that we may purchase in the offer by more than 2% of our outstanding shares; or

  •
  decrease the number of shares that we may purchase in the offer;

then we must keep the offer open for at least ten business days following the date that we notify you of such change in the manner specified in Section 15. For the purposes of the offer, a "business day" means any day other than a Saturday, Sunday, or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

        The offer is not conditioned on any minimum number of shares being tendered or on us obtaining financing. The offer is, however, subject to other conditions. See Section 7.

        Priority of Purchases.    If more than 4,200,000 shares (or a greater number of shares as we may elect to purchase) have been properly tendered at prices at or below the purchase price we select, we will purchase those shares according to the following priority:

  •
  First, we will purchase all shares tendered by any Odd Lot Holder who:

  (a)
  tenders all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the purchase price we select (tenders of less than all of the shares owned by such Odd Lot Holder will not qualify for this preference); and

  (b)
  completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

  •
  Second, after the purchase of all of the shares tendered by Odd Lot Holders, subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered at or below the purchase price selected by us on a pro rata basis (described below), with appropriate adjustment to avoid the purchase of fractional shares. As a result, we will purchase the same percentage of shares tendered from each tendering stockholder in this second category. We will announce this proration percentage, if it is necessary, after the offer expires.

  •
  Finally, if necessary to permit us to purchase 4,200,000 shares (or such greater number of shares as we may elect to purchase), we will purchase shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        As a result of the foregoing priorities, it is possible that all of the shares tendered by a stockholder may not be purchased even if they are tendered at prices at or below the purchase price.

        Odd Lots.    The term "odd lots" means all shares tendered at prices at or below the selected purchase price by any person who owns beneficially or of record less than 100 shares (an Odd Lot Holder) and so certifies in the appropriate place on the Letter of Transmittal. To qualify for this preference, an Odd Lot Holder must tender all shares owned in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of more than 100 shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the offer, an Odd Lot Holder who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of the holder's shares on the NYSE. If you are an Odd Lot Holder and you wish to tender all of your shares, you should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any stockholder who tenders his or her shares at or below the purchase price selected by us and who, as a result of proration, would then own beneficially or of record an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the offer by the number of shares purchased through the exercise of the right.

        Proration.    If proration is necessary, we will determine the proration factor promptly following the expiration date. Proration (other than for Odd Lot Holders) will be based on the ratio of the number of shares tendered by each stockholder to the total number of shares tendered by all stockholders (other than Odd Lot Holders) at or below the purchase price we select. Because of the difficulty in determining the number of shares properly tendered and not withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased until approximately seven business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. After the expiration date, you may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from your broker.

        As described in Section 14, the number of shares that we will purchase from you may affect your U.S. federal income tax consequences and, therefore, may be relevant to your decision whether or not to tender shares. The Letter of Transmittal affords you the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration. In addition, stockholders may choose to submit a "conditional tender" (i.e., a condition that a minimum number of shares be purchased in the offer). See Section 6.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of our shares and will be furnished to brokers, dealers, commercial banks, trust companies, and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.    RECENT DEVELOPMENTS; PURPOSE OF THE OFFER; POTENTIAL BENEFITS AND RISKS OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

        Recent Developments.    On March 26, 2003, we announced that we sold 5,618,952 shares of H.T.E., Inc. ("HTE") common stock to an affiliate of SunGard Data Systems Inc. ("SDS") for $7.00 per share in cash pursuant to a tender offer instituted by SDS for the acquisition of HTE. The pre-tax proceeds from the sale of our HTE shares were approximately $39.3 million. Our average cost in the HTE shares was approximately $2.81 per share. We originally acquired the HTE shares by issuing 2,809,476 shares of our common stock. We intend to use the proceeds from this sale to provide the necessary funds to purchase the shares in this offer and for other working capital purposes.

        Purpose of the Offer.    We attempt to maintain a capital structure of equity and debt that maximizes stockholder return. Following the sale of our HTE shares, we believe that our current cash position exceeds the financial requirements of our business, including the capital requirements to improve our operations, enhance our technology, and provide appropriate financial flexibility for general corporate purposes. Prior to the announcement of this offering, we considered a variety of alternatives for the use of our excess cash. After these deliberations, we determined that investing in our own stock results in a more optimal capital structure for us and represents an efficient means to provide value to our stockholders. We believe that the offer is a prudent use of our financial resources and assets in light of the current market price of our own stock.

        We believe that the "Modified Dutch Auction" tender offer set forth in this Offer to Purchase represents a mechanism to provide all stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of our capital if they so elect. This format of repurchase provides a method for those stockholders not participating in the offer to increase their relative percentage interest in us and our future operations at no additional cost. As a result, the Board of

Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders. The offer also provides stockholders (particularly those with larger holdings) with an opportunity to obtain liquidity with respect to their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

        The offer is consistent with our recent commitment to repurchase our shares from time to time as a means of increasing stockholder value. Since January 1, 2003, we have repurchased 875,200 shares of our common stock in the open market at an average purchase price of $3.77. However, as of March 31, 2003, we have ceased open market repurchases. Following the offer, we may begin purchasing shares of our stock in open market transactions again. Any future purchases by us will depend on many factors, including:

  •
  the market price of our shares at the time;

  •
  the results of this offer;

  •
  our business strategy;

  •
  our business and financial position; and

  •
  general economic and market conditions.

        After the offer is completed, we believe that our anticipated cash flow from operations, access to credit facilities and capital markets, and financial condition will be adequate for our needs. However, future events may adversely or materially affect our business, expenses, or prospects and could affect our available cash or the availability or cost of external financial resources. Depending on the result and prospects of our business, prevailing economic and market conditions, and the market price of our shares, we currently intend to continue our repurchase program subsequent to the termination of the offer, regardless of the number of shares we ultimately purchase in the offer. However, the Exchange Act prohibits us from purchasing any shares, other than in the offer, until at least 10 business days after the expiration date of the offer.

        Potential Benefits of the Offer.    We believe the offer may be attractive from the perspective of our stockholders because:

  •
  the offer provides stockholders (particularly those with larger holdings) with an opportunity to obtain liquidity with respect to their shares without the potential disruption to the share price and the usual market transaction costs associated with such sales;

  •
  any Odd Lot Holders whose shares are purchased will avoid the payment of brokerage commissions on the sale of these smaller holdings and will avoid any odd lot discounts payable on sales of odd lots;

  •
  the offer gives stockholders the opportunity to sell their shares at the purchase price we select, which may be higher than current market prices, and without the usual transaction costs associated with open market sales;

  •
  to the extent the purchase of shares in the offer results in a reduction in the number of stockholders of record, the future costs to us for stockholder services will be reduced;

  •
  the offer allows stockholders to sell a portion of their shares while retaining a continuing equity interest in us;

  •
  stockholders who decide not to accept the offer will increase their proportionate interest in our equity, and as a result, in our future operations and assets, subject to our right to issue shares in the future; and

  •
  the offer results in a more optimal capital structure for us and our remaining stockholders.

        Potential Risks of the Offer.    The offer also presents some potential risks and disadvantages to us and our continuing stockholders, including:

  •
  following the offer, we will have significantly less cash on hand, which may limit our financial flexibility in the future; however, we believe that we will have sufficient financial resources to manage opportunities and risks associated with our business;

  •
  the offer will reduce our "public float" (the number of shares owned by persons other than management and available for trading on the NYSE), which may result in lower stock prices or reduced liquidity in the trading market for our shares; and

  •
  our continuing stockholders will bear a higher proportionate risk in the event of future losses.

        Certain Effects of the Offer.    Upon the completion of the offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher or lower than the purchase price in the offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in the offer.

        Shares that we acquire in the offer will be restored to the status of authorized but unissued shares. These shares will be available for us to issue in the future without further stockholder action (except as required by applicable law or the NYSE) for all purposes, including the acquisition of other businesses, the raising of additional capital, and the satisfaction of obligations under our equity incentive plans. We have no current plans for the issuance of shares repurchased in this offer.

        Our purchase of shares will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of our stockholders. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of the offer to ensure a continued trading market for the shares.

        Based upon published guidelines of the NYSE, we do not believe that our purchase of shares in the offer will cause our remaining shares to be de-listed from the NYSE. The offer is conditioned upon us determining that the consummation of the offer and the purchase of shares will not cause our common stock to be de-listed from the NYSE. See Section 7.

        Our shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our stockholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the offer will not result in our shares becoming eligible for deregistration under the Exchange Act. The offer is conditioned upon our determination that the consummation of the offer and the purchase of shares will not cause us to cease being subject to the periodic reporting requirements of the Exchange Act. See Section 7.

        Our Board of Directors has approved the offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares, and if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In doing so, you should read carefully the information in this Offer to Purchase and the related Letter of Transmittal, including our reasons for making the offer described in Section 2. You should discuss whether to tender your shares with your financial or tax advisor.

        Our directors and executive officers have advised us that they do not intend to tender any shares in the offer. See Section 11.

3.    PROCEDURES FOR TENDERING SHARES

        Proper Tender of Shares.    If you desire to tender some or all of your shares, you must:

    1.
    deliver the certificates for the shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with:

    (a)
    a properly completed and duly executed Letter of Transmittal, including any required signature guarantees; or

    (b)
    an Agent's Message (defined below) in the case of a book-entry transfer; or

    (c)
    the specific acknowledgement in the case of a tender through the Automated Tender Offer Program (described below) of the Book-Entry Transfer Facility;

      and any other documents required by the Letter of Transmittal, to the Depositary at one of the addresses set forth on the back cover before 12:00 Midnight, New York City time, on Monday, May 12, 2003; or

    2.
    comply with the guaranteed delivery procedure set forth below.

        In addition, if you desire to tender shares, you must either:

    1.
    check the box in the section of the Letter of Transmittal captioned, "Shares Tendered at Price Determined Under the Tender Offer"; or

    2.
    check one of the boxes in the section of the Letter of Transmittal captioned, "Shares Tendered at Price Determined by Stockholder," and indicate the price or prices at which you are tendering your shares.

A tender of shares will only be proper if and only if one of these boxes is checked in the Letter of Transmittal.

        To maximize the chance that your shares will be purchased, you should check the box in the section of the Letter of Transmittal captioned, "Shares Tendered at Price Determined Under the Tender Offer." However, you should be aware that this election could result in the tendered shares being purchased at the minimum price of $3.60 per share.

        If you wish to indicate a specific price (in multiples of $.05) at which your shares are being tendered, you must check a box under the section captioned "Price (in dollars) Per Share at which Shares Are Being Tendered." However, you should be aware that this election could mean that none of your shares will be purchased if you check a box other than the box representing the lowest price. If you desire to tender shares at more than one price, you must complete a separate Letter of Transmittal for each price at which you tender shares. You may not tender the same shares at more than one price, unless the shares had been properly withdrawn at another price in accordance with Section 4.

        If you are an Odd Lot Holder and you desire to tender all of your shares, you must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders.

        If you hold shares through brokers, banks, or other nominees, you should contact the nominee to tender your shares and should consult with the nominee to determine whether transaction costs may apply if you tender shares through the broker, bank, or other nominee and not directly to the Depositary.

        You may tender shares subject to the condition that all, a specified minimum number, or none of the shares be purchased. If you desire to make such a conditional tender, you should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal. It is your responsibility to determine the minimum number of shares to be purchased. You should consult your own financial and tax advisors with respect to the effect of proration of the offer and the advisability of making a conditional tender. See Sections 6 and 14.

        Signature Guarantees and Method of Delivery.    You will not be required to obtain a signature guarantee if:

  1.
  you, as the registered holder of the shares (including any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares), sign the Letter of Transmittal AND you do not complete either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

  2.
  the shares are tendered for the account of a bank, broker, dealer, credit union, savings association, or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"). See Instructions 1 and 6 of the Letter of Transmittal.

        If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility, as described above), a properly completed and duly executed Letter of Transmittal (including any required signature guarantees), an Agent's Message (defined below) in the case of a book-entry transfer, or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program ("ATOP") of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal.

        The method of delivery of all documents, including certificates for shares, the Letter of Transmittal, and any other required documents, will be at your election and risk. If delivery is by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

        All deliveries made in connection with the offer (including a Letter of Transmittal and certificates for shares) must be made to the Depositary and not to us, the Information Agent, or the Book-Entry Transfer Facility. Any documents delivered to us, the Information Agent, or the Book-Entry Transfer Facility will not be forwarded to the Depositary and, therefore, will not be considered as properly tendered.

        Book-Entry Delivery.    The Depositary will establish an account for tendered shares at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either:

  1.
  a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, an Agent's Message (in the case of book-entry transfer), or the specific acknowledgement in the case of a tender through ATOP, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover before the expiration date; or

  2.
  the guaranteed delivery procedure described below must be followed.

You should be aware that delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility will not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

        Participants in the Book-Entry Transfer Facility may tender their shares in accordance with ATOP to the extent it is available to them for the shares they wish to tender. If you tender your shares through ATOP, you must expressly acknowledge that you have received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against you.

        Guaranteed Delivery.    If you desire to tender shares in the offer, but your stock certificates are not immediately available or cannot be delivered to the Depositary before the expiration date (or the procedure for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary before the expiration date, you may still tender your shares, but only if all of the following conditions are satisfied:

  1.
  the tender is made by or through an Eligible Institution;

  2.
  the Depositary receives by hand, mail, or overnight courier, on or before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided with this Offer to Purchase, including, if required, a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

  3.
  the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, an Agent's message (in the case of a book-entry transfer), or the specific acknowledgement in the case of a tender through the ATOP of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

        Return of Shares Not Purchased.    If we do not purchase some or all of your tendered shares, we will return to you certificates for any shares that are not purchased promptly after the expiration or termination of the offer or, if your shares were tendered by book-entry transfer at the Book-Entry

Transfer Facility, the shares will be credited to your account at the Book-Entry Transfer Facility, in each case without any expense to you.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted, and the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and our interpretation of the terms of the offer will be final and binding on all parties. No tender of shares will be considered as proper until all defects or irregularities have been cured or waived by us. We will not be liable for failure to waive any condition of the offer, or any defect or irregularity in any tender of shares. Neither we nor the Depositary, Information Agent, or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

        Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    Your tender of shares pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

  1.
  you have a "net long position," within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the shares or equivalent securities at least equal to the shares being tendered; and

  2.
  the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

  1.
  has a net long position equal to or greater than the amount of (a) shares tendered or (b) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise; and

  2.
  will deliver or cause to be delivered the shares in accordance with the terms of this offer.

Rule 14e-4 provides a similar restriction applicable to the tender on behalf of another person. Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between you and us on the terms and subject to the conditions of the offer.

        United States Federal Income Tax Information Reporting and Backup Withholding.    Payments made to stockholders may be reported to the Internal Revenue Service. In addition, under the U.S. federal income tax laws, the Depositary will be required to withhold 30% of the amount of the purchase price paid to certain stockholders who are not "exempt" recipients.

        If you are a U.S. Holder (as defined in Section 14) and you wish to avoid such backup withholding, you must provide the Depositary with your taxpayer identification number and certify that you are not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that you are not subject to backup withholding. See Instructions 13 and 14 of the Letter of Transmittal.

        Certain "exempt" recipients (including, among others, all corporations and certain Non-U.S. Holders, as defined in Section 14) are not subject to these backup withholding requirements. If you are a Non-U.S. Holder, you may qualify as an exempt recipient by submitting an Internal Revenue Service (IRS) Form W-8BEN (or other applicable IRS form), signed under penalties of perjury, attesting to your exempt status. This statement can be obtained from the Depositary. See the Instruction 14 to the Letter of Transmittal.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against your U.S. federal income tax liability if certain required information is furnished to the IRS. You should consult your own tax advisor regarding application of backup withholding and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury regulations.

        Withholding For Non-U.S. Holders.    The Depositary generally will treat the cash received by a Non-U.S. Holder participating in the offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the U.S.

        If you are a Non-U.S. Holder and you desire to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with your conduct of a trade or business in the U.S., you must provide a properly executed IRS Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor forms as the IRS designates). The Depositary will determine your withholding status based on such forms or other statements, unless facts and circumstances indicate that such reliance is not warranted. If you qualify for an exemption from withholding by delivering IRS Form W-8ECI, you will generally be required to file a U.S. federal income tax return and will be subject to U.S. federal income tax on income derived from the sale of shares in the offer in the manner and to the extent described in Section 14 as if you were a U.S. Holder (and for certain corporate holders under certain circumstances, the branch profits tax).

        As a Non-U.S. Holder, you may be eligible to obtain a refund of all or a portion of any tax withheld if you meet those tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) or are otherwise able to establish that no tax or a reduced amount of tax is due. You should consult your tax advisor regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

        Lost, Stolen, Destroyed, or Mutilated Certificates.    If your stock certificates have been lost, stolen, destroyed, or mutilated, you may contact EquiServe, N.A., the transfer agent for our shares, at (877) 282-1168, for instructions as to obtaining a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. You may be required to post a bond to secure against the risk that the lost, stolen, destroyed, or mutilated certificates may be subsequently re-circulated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, stolen, destroyed, or mutilated certificates have been followed. You should contact the transfer agent immediately in order to permit timely processing of this documentation.

4.    WITHDRAWAL RIGHTS

        You may withdraw any shares tendered at any time before the expiration date and may also withdraw any shares tendered at any time after 12:00 Midnight, New York City time, on Monday, June 9, 2003 if such shares have not been accepted for payment by us under the offer. Except as otherwise provided in this Section 4, your tender of shares in the offer is irrevocable.

        For a withdrawal to be effective, you must timely deliver a written notice of withdrawal to the Depositary at one of its addresses set forth on the back cover. The notice of withdrawal must specify your name, the number of shares to be withdrawn, and the name of the registered holder of the shares (if different than you). If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, you must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the notice of withdrawal must be signed by the stockholder in the same manner as the original signature on the Letter of Transmittal by which the shares were tendered. The signature on the Notice of Withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

        All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither we, the Depositary, the Information Agent, nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, or incur liability for failure to give any such notification.

        Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the offer. However, withdrawn shares may be re-tendered before the expiration date by again following one of the procedures described in Section 3.

        If we extend the offer, are delayed in our purchase of shares, or are unable to purchase shares for any reason, then, without prejudice to our rights under the offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

5.    PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

        On the terms and subject to the conditions of the offer, promptly following the expiration date, we will:

  •
  determine the purchase price we will pay for shares properly tendered and not withdrawn prior to the expiration date, taking into account the number of shares tendered and the prices specified by tendering stockholders; and

  •
  accept for payment and pay for (and thereby purchase) up to 4,200,000 shares (or such greater number of shares as we may elect to purchase) properly tendered at prices at or below the selected purchase price.

        For purposes of the offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the odd lot priority, proration, and conditional tender provisions of this offer, shares that are properly tendered at or below the purchase price we select only when, as, and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the offer.

        On the terms and subject to the conditions of the offer, promptly after the expiration date, we will accept for purchase and pay a single per share purchase price for all of the shares accepted for payment. In all cases, payment for shares tendered and accepted for payment will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

  •
  certificates for shares or of a timely book-entry confirmation of shares into the Depositary's account at the Book-Entry Transfer Facility;

  •
  a properly completed and duly executed Letter of Transmittal, an Agent's Message (in the case of book-entry transfer), and/or a specific acknowledgement in the case of a tender through ATOP; and

  •
  any other required documents.

        We will pay for tendered shares by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from us and transmitting payment to them.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately seven business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the expiration date or termination of the offer without expense to the tendering stockholders.

        Under no circumstances will we pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the offer) if shares that are not purchased are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

        If you tender shares but fail to complete, sign, and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal, you may be subject to U.S. federal income tax backup withholding of 30% of the gross proceeds paid to you or other payee pursuant to the offer. See Sections 3 and 14. Also see Sections 3 and 14 regarding U.S. federal income tax consequences for Non-U.S. Holders.

6.    CONDITIONAL TENDER OF SHARES

        Under certain circumstances and subject to the exceptions for Odd Lot Holders described in Section 1, in the event of an over-subscription of the offer, any shares you tender at or below the purchase price will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from you may affect the tax treatment of the purchase and your decision whether to tender. Accordingly, you may tender shares subject to the condition that a specified minimum number of your tendered shares must be purchased if any shares tendered are purchased. If you desire to make a conditional tender, you must indicate in the box captioned "Conditional Tender"

in the Letter of Transmittal or, if applicable, in the Notice of Guaranteed Delivery. We urge you to consult with your own financial or tax advisor.

        If you wish to make a conditional tender, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the offer expires, if more than 4,200,000 shares (or such greater number of shares as we may elect to purchase) are properly tendered and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from you below the minimum number specified, your conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All such regarded shares will be returned promptly to you after the expiration date at no expense to you.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 4,200,000 (or such greater number of shares as we may elect to purchase) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 4,200,000 shares (or such greater number of shares as we may elect to purchase). In selecting among the conditional tenders, we will select by random lot treating all tenders by a particular taxpayer as a single lot and will limit our purchase in each case to the designated minimum of shares to be purchased.

7.    CONDITIONS OF THE OFFER

        Notwithstanding any other provision of the offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the offer and before the time of payment for any shares (whether any shares have already been accepted for payment) any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the offer or with acceptance for payment for the shares in the offer:

  •
  there has been threatened, instituted, or pending before any court, agency, or other tribunal any action, suit, or proceeding by any government or governmental, regulatory or administrative agency, authority, or tribunal or by any other person, domestic, foreign, or supranational, or any judgment, order, or injunction entered, enforced, or deemed applicable by any court, authority, agency, or tribunal, which, directly or indirectly:

  1.
  challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit, or otherwise affect the making of the offer, the acquisition of some or all of the shares pursuant to the offer, or otherwise relates in any manner to the offer; or

  2.
  in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations, or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries' business or materially impair the contemplated benefits of the offer to us;

  •
  there has been any action threatened, pending, or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency, or tribunal, domestic, foreign, or supranational, that, in our reasonable judgment, could directly or indirectly:

    1.
    make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the tender offer;

    2.
    delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

    3.
    materially impair the contemplated benefits of the offer to us; or

    4.
    materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations, or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries' business;

  •
  there has occurred any of the following:

  1.
  any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

  2.
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  3.
  the declaration of a national emergency, the commencement or escalation of a war or armed hostilities, or other international or national calamity, including, but not limited to an act of terrorism;

  4.
  any limitation, whether or not mandatory, by any governmental, regulatory, or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

  5.
  any significant decrease in the market price of our common stock or in the market prices of equity securities generally in the United States that could have, in our reasonable judgment, a material adverse effect on our or our subsidiaries' business, condition (financial or otherwise), income, operations, or prospects, taken as a whole, or on the trading in the shares of our common stock or on the benefits of the offer to us;

  6.
  any changes in the general political, market, economic, or financial conditions in the U.S. or abroad that could have, in our reasonable judgment, a material adverse effect on our or our subsidiaries' business, condition (financial or otherwise), income, operations, or prospects, taken as a whole, or on the trading in the shares of our common stock or on the benefits of the offer to us; or

  7.
  in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

  •
  a tender or exchange offer for any or all of our shares (other than this offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced, or made by any person or has been publicly disclosed;

  •
  we learn that:

  1.
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act), or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Commission on or before April 14, 2003); or

    2.
    any entity, group, or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before April 14, 2003 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 2% or more of our outstanding shares;

  •
  any person, entity, or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

  •
  any change or event is discovered or is threatened in our or our subsidiaries' business, condition (financial or otherwise), assets, income, operations, or prospects, taken as whole, or in the ownership of our shares that, in our reasonable judgment, is or may be material to us and our subsidiaries; or

  •
  we determine that the consummation of the offer and the purchase of the shares may cause our shares to be de-listed from the NYSE or to be eligible for deregistration under the Exchange Act.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date. Any determination by us concerning the events described above will be final and binding on all parties.

        All conditions must be satisfied or waived prior to the expiration date.

8.    PRICE RANGE OF SHARES

        Our common stock is listed for trading on the NYSE under the symbol "TYL". The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of our common stock as reported on the NYSE.

	HIGH	LOW
2001
First Quarter	$2.25	$1.00
Second Quarter	3.04	1.35
Third Quarter	3.81	1.99
Fourth Quarter	4.60	2.73
2002
First Quarter	$5.95	$3.75
Second Quarter	6.01	3.85
Third Quarter	5.25	3.05
Fourth Quarter	4.85	3.80
2003
First Quarter	$4.40	$3.36
Second Quarter (through April 11, 2003)	3.75	3.46

        On April 11, 2003, the last trading day prior to the announcement of the offer, the closing price of our shares as reported on the NYSE was $3.61 per share. We urge you to obtain current market quotations for our shares.

9.    SOURCE AND AMOUNT OF FUNDS

        Assuming we purchase 4,200,000 shares in the offer at the maximum specified purchase price of $4.00 per share, we expect the aggregate maximum cost, including all fees and expenses applicable to the offer, will be approximately $17 million. We will use our existing cash balances to finance the offer. The offer is not conditioned on us obtaining any financing and we will not incur any debt in the offer.

10.  CERTAIN INFORMATION CONCERNING US

        General.    We are a leading provider of integrated information management solutions and services for local governments. We partner with clients to make local government more accessible to the public, more responsive to the needs of citizens, and more efficient in its operations. We have a broad line of software products and services to address the information technology ("IT") needs of virtually every major area of operation for cities, counties, schools, and other local government entities. Most of our customers have our software installed in-house. For customers who prefer not to physically acquire the software and hardware, we provide outsourced hosting for some of our applications at one of our data centers through an applications service provider arrangement. We provide professional IT services to our customers, including software and hardware installation, data conversion, training, and, at times, product modifications. In addition, we are the nation's largest provider of outsourced property appraisal services for taxing jurisdictions. We also provide continuing customer support services to ensure proper product performance and reliability, which provides us with long-term customer relationships and a significant base of recurring maintenance revenue.

        We are headquartered at 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225. Our telephone number is (972) 713-3700.

        Unaudited Pro Forma Financial Information.    The historical information is based on our audited consolidated financial information for the year ended December 31, 2002 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2003.

        The following unaudited pro forma condensed consolidated balance sheet assumes that (i) the sale of our investment in HTE and the corresponding receipt of our cash proceeds and (2) our purchase of 4,200,000 of our shares pursuant to the offer at the maximum purchase price of $4.00 per share had taken place as of December 31, 2002. The following unaudited pro forma condensed consolidated income statement assumes our purchase of 4,200,000 of our shares pursuant to the offer at the maximum purchase price of $4.00 per share had taken place as of January 1, 2002. This unaudited pro forma financial information is based on certain assumptions and estimates and, therefore, does not purport to be indicative of the results that would have been obtained or results that may be obtained in the future, or the financial condition that would have resulted, if the sale of our HTE investment or the purchase of the shares pursuant to the offer had been completed at the dates indicated. You should read the unaudited pro forma financial information in conjunction with our historical consolidated financial statements and note thereto included in our reports incorporated by reference in this Offer to Purchase. See "Incorporation by Reference" below.

Tyler Technologies, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2002

(in thousands)

		Pro Forma Adjustments
	Historical as reported	Sale of investment security available-for-sale		Assuming $4.00 purchase price of 4,200 shares of our common stock		Pro forma
ASSETS
Current assets:
Cash and cash equivalents	$13,744	$39,203	(1)	$(17,050	)(2)	$35,897
Accounts receivable, net	33,510	—		—		33,510
Prepaid expenses and other current assets	4,009	—		—		4,009
Deferred income taxes	1,197	—		—		1,197

Total current assets	52,460	39,203		(17,050)		74,613
Property and equipment, net	6,819	—		—		6,819
Investment security available-for-sale	27,196	(27,196	)(1)	—		—
Goodwill	46,298	—		—		46,298
Other intangibles, net	36,588	—		—		36,588
Sundry	484	(170	)(1)	—		314

Total assets	$169,845	$11,837		$(17,050)		$164,632

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,390	$—		$—		$2,390
Accrued liabilities and other current liabilities	11,186	7,024	(1)	—		18,210
Net current liabilities of discontinued operations	442	—		—		442
Deferred revenue	26,208	—		—		26,208

Total current liabilities	40,226	7,024		—		47,250
Long-term obligations, less current portion	2,550	—		—		2,550
Deferred income taxes	8,413	(3,995	)(1)	—		4,418
Shareholders' equity:
Common stock	481	—		—		481
Additional paid-in capital	156,898	—		—		156,898
Accumulated deficit	(40,954)	16,226	(1)	—		(24,728)
Accumulated other comprehensive income	7,418	(7,418	)(1)	—		—
Treasury stock	(5,187)	—		(17,050	)(2)	(22,237)

Total shareholders' equity	118,656	8,808		(17,050)		110,414

Total liabilities and shareholders' equity	$169,845	$11,837		$(17,050)		$164,632

See accompanying notes.

Tyler Technologies, Inc.

Unaudited Pro Forma Condensed Consolidated Income Statement

For the Year Ended December 31, 2002

(in thousands, except per share amounts)

		Pro forma adjustments
	Historical as reported	Assuming $4.00 purchase price of 4,200 shares of our common stock		Pro forma
Revenues:
Software licenses	$24,278	$—		$24,278
Software services	25,703	—		25,703
Maintenance	40,667	—		40,667
Appraisal services	37,319	—		37,319
Hardware and other	5,930	—		5,930

Total revenues	133,897	—		133,897
Cost of revenues:
Software licenses	5,482	—		5,482
Software services and maintenance	50,175	—		50,175
Appraisal services	25,512	—		25,512
Hardware and other	4,746	—		4,746

Total cost of revenues	85,915	—		85,915

Gross profit	47,982	—		47,982
Selling, general and administrative expenses	33,914	—		33,914
Amortization of acquisition intangibles	3,329	—		3,329

Operating income	10,739	—		10,739
Legal fees associated with affiliated investment	704	—		704
Interest income, net	(6)	—		(6)

Income before income taxes	10,041	—		10,041
Income tax provision	3,869	—		3,869

Income from continuing operations	$6,172	$—		$6,172

Income from continuing operations per common share:
Basic	$0.13	$—		$0.14

Diluted	$0.12	$—		$0.14

Weighted average common shares outstanding:
Basic	47,136	(4,200	)(2)	42,936

Diluted	49,493	(4,200	)(2)	45,293

See accompanying notes.

Notes to the Unaudited Pro Forma Financial Information

(tables in thousands)

        The unaudited pro forma financial information is based on our historical financial information. Pro forma income statement information assumes the offer to purchase common stock pursuant to the offer had taken place as of January 1, 2002, the beginning of fiscal year 2002. The estimated net realized gain after income taxes on the March 26, 2003 sale of our investment in HTE as shown below has not been reflected in the accompanying pro forma condensed income statement for the year ended December 31, 2002. Pro forma guidance suggests that material non-recurring credits and related tax effects which result directly from the transaction and which will be included in the income of the registrant within twelve months following the transaction shall not be considered in the pro forma condensed income statement. Pro forma balance sheet information assumes the sale of our investment in HTE and the corresponding receipt of our cash proceeds and the resulting offer to purchase common stock had taken place as of December 31, 2002. The unaudited pro forma financial information is based on certain assumptions and estimates and, therefore, does not purport to be indicative of results that actually would have been achieved if the sale of HTE and the offer had been completed as of such dates or indicative of future results of operations or financial condition. The unaudited pro forma financial information should be read together with our historical consolidated financial statements and related notes, which are incorporated by reference in this Offer to Purchase.

        The historical consolidated financial information has been adjusted to reflect the following assumptions:

        (1)  On March 26, 2003, we sold for cash our investment security available-for-sale for $39.3 million. As of December 31, 2002, we had an original cost basis in the investment and a gross unrealized holding gain on the investment as follows:

Original cost basis in investment security	$15,783
Gross unrealized holding gain before income taxes	11,413

Investment security available-for-sale at quoted market price at December 31, 2002	$27,196

        Upon the sale of the investment security, other comprehensive income of $7.4 million, which was composed of the gross unrealized holding gain of $11.4 million, net of deferred taxes of $4.0 million, was reclassified to the gain on the sale of the investment. The estimated gain is calculated as follows:

Proceeds from sale of investment security	$39,333
Less:
Original cost basis in investment	15,783
Estimated costs and expenses related to the acquisition and sale of the investment security ($170 of which was included in non-current assets at December 31, 2002, and the remainder was netted against the proceeds from the sale)	300

Gross gain on sale	23,250
Income taxes on sale after the utilization of a capital loss carryforward of $3,181 existing at December 31, 2002, and not previously recognized for financial reporting purposes	7,024

Gain on sale, net of income taxes—decrease in accumulated deficit on a pro forma basis as of December 31, 2002	$16,226

        (2)  Our acquisition and retirement of 4,200,000 shares pursuant to the offer at a price of $4.00 per share is recorded as an addition to treasury stock. It is assumed that we will incur estimated expenses directly related to the offer of $250,000, which is recorded as an addition to treasury stock. In addition, the 4,200,000 shares reduced weighted average basic and diluted shares for 2002, as we assume the offer took place on January 1, 2002.

        Where You Can Find More Information.    We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements, and other information with the SEC relating to our business, financial condition, and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities, and any material interests of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We have also filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the offer.

        These reports, statements, and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. These reports, statements, and other information concerning us also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year Ended December 31, 2002
Proxy Statement on Schedule 14A	Dated and Filed March 19, 2003
Current Report on Form 8-K	Dated and Filed March 26, 2003
Current Report on Form 8-K	Dated and Filed March 3, 2003
Current Report on Form 8-K	Dated and Filed February 5, 2003

        We incorporate by reference these documents and any additional documents that we may file with the SEC between the date of the offer and the date of the expiration or termination of the offer. Those documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

        You can obtain any of the documents incorporated by reference in this document from us or from the SEC's Web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225; telephone: (972) 713-3700. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

11.  INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

        As of April 11, 2003, we had 45,373,933 outstanding shares of our common stock and 6,403,398 shares reserved for issuance upon exercise of all outstanding warrants and stock options. The 4,200,000 shares that we are offering to purchase represent approximately 9.26% of the shares outstanding on April 11, 2003.

        As of April 11, 2003, our directors and executive officers as a group (9 persons) beneficially owned 4,535,380 shares (which number includes 333,380 shares issuable upon the exercise of warrants and 1,027,003 shares issuable upon exercise of options which are exercisable within 60 days of April 11, 2003), or 9.70% of the total outstanding shares of our common stock on that date. Our directors and executive officers have advised us that they will not tender any shares in the offer. If we purchase 4,200,000 shares in the offer, and none of our directors or executive officers tender shares in the offer, then after the purchase of shares, our directors and executive officers as a group would beneficially own approximately 10.66% of our total shares outstanding immediately after the offer.

        The following table sets forth, as to each director or executive officer (1) the number of shares and percentage beneficially owned as of April 11, 2003; and (2) assuming we purchase 4,200,000 shares of common stock and that no director or executive officer tenders any shares under the offer (as is intended by the directors and executive officers), the percentage beneficially owned after consummation of the tender offer.

				Percentage of Shares Owned(2)
Directors and Executive Officers	Title	Amount and Nature of Ownership		As of 4/11/03(3)	After the offer(4)
G. Stuart Reeves	Chairman of the Board	111,668	(5)	*	*
John M. Yeaman	President, Chief Executive Officer and Director	780,517	(6)	1.71%	1.88%
John S. Marr, Jr.	President, Large Financial Division; Director	1,685,643	(7)	3.71%	4.09%
Glenn A. Smith	President, Courts and Justice Division; Director	994,238	(8)	2.19%	2.41%
Theodore L. Bathurst	Vice President and Chief Financial Officer`	255,000	(9)	*	*
H. Lynn Moore, Jr.	Vice President, General Counsel and Secretary	160,667	(10)	*	*
Brian K. Miller	Vice President—Finance and Treasurer	96,000	(11)	*	*
Ben T. Morris	Director	404,980	(12)	*	*
Michael D. Richards	Director	46,667	(13)	*	*
Directors and Executive Officers as a group (9 persons)		4,535,380	(14)	9.70%	10.66%

*
Less than one percent of our outstanding common stock

(1)
The address of each beneficial owner is our corporate headquarters: 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225.

(2)
Reported in accordance with the beneficial ownership rules of the SEC. Unless otherwise noted, the stockholders listed in the table have both sole voting power and sole investment power with respect to their shares, subject to community property laws where applicable and the information contained in the other footnotes to the table.

(3)
Based on 45,373,933 shares of our common stock issued and outstanding at April 11, 2003. Each stockholder's percentage is calculated by dividing (a) the number of shares beneficially owned by (b) the sum of (i) 45,373,933 plus (ii) the number of shares such owner has the right to acquire within sixty days.

(4)
Based on 41,173,933 shares of our common stock issued and outstanding after the offer (assuming we purchase 4,200,000 shares of our common stock in the offer and no director or executive officer tenders in the offer). Each stockholder's percentage is calculated by dividing (a) the number of shares beneficially owned by (b) the sum of (i) 41,173,933 plus (ii) the number of shares such owner has the right to acquire within sixty days.

(5)
Includes the beneficial ownership of 46,668 shares of common stock issuable upon the exercise of stock options that are exercisable within sixty days.

(6)
Includes the beneficial ownership of (a) 391,667 shares of common stock issuable upon the exercise of stock options that are exercisable within sixty days and (b) 7,300 shares of common stock owned by a foundation in which Mr. Yeaman is deemed to have shared voting power.

(7)
Includes the beneficial ownership of (a) 192,277 shares of common stock held by a partnership in which Mr. Marr is the general partner and has sole voting and investment power and (b) 66,667 shares of common stock issuable upon the exercise of stock options that are exercisable within sixty days.

(8)
Includes the beneficial ownership of 66,667 shares of common stock issuable upon the exercise of stock options that are exercisable within sixty days.

(9)
Includes the beneficial ownership of 230,000 shares of common stock issuable upon the exercise of stock options that are exercisable within sixty days.

(10)
Includes the beneficial ownership of 108,667 shares of common stock issuable upon the exercise of stock options that are exercisable within sixty days.

(11)
Includes the beneficial ownership of 95,000 shares of common stock issuable upon the exercise of stock options that are exercisable within sixty days.

(12)
Includes the beneficial ownership of (a) 333,380 shares of common stock subject to a warrant issued to Sanders Morris Harris Group, of which Mr. Morris is President and Chief Executive Officer and is therefore deemed to have investment power over the shares, and (b) 15,000 shares of common stock issuable upon the exercise of stock options that are exercisable within sixty days.

(13)
Includes the beneficial ownership of 6,667 shares of common stock issuable upon the exercise of stock options that are exercisable within sixty days.

(14)
Includes: (a) 333,380 shares of common stock subject to warrants; (b) 1,027,003 shares of common stock that are issuable upon the exercise of stock options that are exercisable within sixty days; and (c) 7,300 shares of common stock held in a foundation in which named persons have sole or shared voting and/or investment power.

        Agreements, Arrangements or Understandings.    Except for outstanding options to purchase shares of our common stock granted from time to time to certain of our employees (including executive officers) and directors, neither we nor, to the best of our knowledge, any of our directors or executive officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any of our securities, including, but not limited to, any agreement, arrangement, or understanding relating to the transfer or voting of securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents, or authorizations.

        Based on our records and on information provided to us by our directors and executive officers, neither we nor any of our directors or executive officers, or any of our affiliates or subsidiaries has effected any transactions involving our shares of common stock during the 60 days prior to April 14, 2003 (other than our repurchase of an aggregate of 875,200 shares of our common stock at an average price of $3.77 per share since January 1, 2003, which we effected on various dates in open market transactions on the NYSE through registered broker-dealers).

12.  EFFECTS OF THE OFFER ON THE MARKET FOR OUR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

        Our purchase of shares pursuant to the offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of stockholders. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect our continuing stockholders. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded after the offer to ensure a continued trading market for our shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares will cause our remaining shares to be de-listed from the NYSE.

        Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following our purchase of shares, our shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

        Our shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our stockholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares will not result in us becoming eligible for deregistration under the Exchange Act.

13.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

        We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic, foreign, or supranational, that would be required for our acquisition or ownership of shares as contemplated by this offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to this offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business. Our obligations to accept for payment and pay for tendered shares are subject to the conditions set forth in Section 7.

14.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain U.S. federal income tax consequences of the offer if you tender some or all of your shares. If you do not participate in the offer, you should not incur any U.S. federal income tax liability. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of the offer (the "Code"), existing and proposed Treasury regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis).

        This summary addresses only shares held by you as capital assets. It does not address all of the tax consequences that may be relevant to you because of your personal circumstances (including, without limitation, certain financial institutions, brokers, dealers, or traders in securities or commodities, insurance companies, "S" corporations, partnerships, expatriates, tax-exempt organizations, tax-qualified retirement plans, Non-U.S. Holders (as defined below), persons who are subject to alternative minimum tax, persons who hold shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, or persons that have a functional currency other than the U.S. dollar). This summary may not be applicable with respect to shares acquired as compensation, upon the exercise of stock options, or under a tax-qualified retirement plan. This summary also does not address tax considerations arising under any state, local, or foreign laws, or under U.S. federal estate or gift tax laws.

        In addition, if a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a holder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the tender offer.

        You should consult your tax advisor as to the particular consequences to you of participating in this offer.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of shares that for U.S. federal income tax purposes is:

  •
  a citizen or resident of the U.S.;

  •
  a corporation or partnership (or other entity taxable as a corporation or partnership) created or organized in or under the laws of the U.S. or any state or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust, or certain other trusts considered U.S. Holders for federal income tax purposes.

        A "Non-U.S. Holder" is a beneficial owner of shares other than a U.S. Holder.

  Consequences to U.S. Holders

        Sale or Exchange.    An exchange of shares for cash pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes. If your exchange of shares for cash pursuant to the offer is treated as a sale or exchange (as defined below) of such shares for U.S. federal income tax purposes, you will recognize capital gain or loss equal to the difference between the purchase price and your adjusted tax basis in the shares purchased by us, except to the extent that the amount of cash received is attributable to declared but unpaid dividends. The gain or loss would be long-term capital gain or loss if the holding period for the shares exceeded one year.

        The receipt of cash by you pursuant to the offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange:

  •
  is "not essentially equivalent to a dividend" with respect to you under section 302(b)(1) of the Code;

  •
  is a "substantially disproportionate" redemption with respect to you under section 302(b)(2) of the Code; or

  •
  results in a "complete termination" of your stock interest in Tyler under section 302(b)(3) of the Code.

        In determining whether any of these tests has been met, you must take into account not only shares you actually own, but also shares you constructively own within the meaning of section 318 of the Code (including shares that may be acquired through options you own).

        A distribution will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in your stock interest in Tyler. Whether your receipt of cash will result in a meaningful reduction of your proportionate interest will depend on your particular facts and circumstances. If, however, as a result of an exchange of shares for cash pursuant to the offer, a U.S. Holder whose relative stock interest (actual or constructive) in Tyler is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in Tyler (including any ownership of shares constructively owned), you generally should be regarded as having suffered a meaningful reduction in your interest in Tyler.

        Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the respective objective tests set forth in section 302(b)(3) section 302(b)(2) of the Code. A distribution to you will result in a "complete termination" if either (1) all of the shares actually and constructively owned by you are exchanged pursuant to the offer or (2) all of the shares actually owned by you are exchanged pursuant to the offer and you are eligible to waive, and effectively waive, the attribution of shares constructively owned by you in accordance with the procedures described in section 302(c)(2) of the Code.

        A distribution to you will be "substantially disproportionate" if the percentage of our outstanding voting stock actually and constructively owned by you immediately following the exchange of shares (treating shares exchanged pursuant to the offer as not outstanding) is less than 80% of the percentage of our outstanding voting stock actually and constructively owned by you immediately before the exchange (treating shares exchanged pursuant to the offer as outstanding), and immediately following the exchange you actually and constructively owns less than 50% of the total combined voting power of Tyler.

        Contemporaneous dispositions or acquisitions of stock by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under section 302(b) of the Code has been satisfied. You should be aware that because proration may occur in the offer, even if all the shares actually and constructively owned by you are tendered below the purchase price, less than all of your tendered shares may be purchased. Thus, proration may affect whether your tender will meet any of the three tests under Section 302 of the Code.

        In consulting with your tax advisor, you should strongly consider the advisability of conditioning the purchase of your tendered shares upon our purchase of all or a sufficient number of shares actually and constructively owned by you if necessary to produce the desired tax treatment.

        Dividend.    If your exchange of shares for cash does not constitute a sale or exchange, the receipt of cash by you will be treated as a dividend, taxable as ordinary income, to the extent of our current or accumulated earnings and profits, as determined under federal income tax principles. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce your tax basis in the shares exchanged in the offer. Any remaining amount after your tax basis in both the stock exchanged in the offer and the stock retained by you, if any, has been reduced to zero will be taxable as capital gain (which will be long-term capital gain if you have held the shares for more than one year at the time of the exchange). Your tax basis (after the adjustment described in the previous sentence) in the stock exchanged in the offer generally will be transferred to any of your remaining stock in Tyler. If you do not retain any actual stock ownership in Tyler (having a stock interest only constructively), you may lose the benefit of your adjusted tax basis in your shares, as such adjusted tax basis will be transferred to the shares owned constructively. In this event, however, proposed Treasury regulations, effective for redemptions occurring after the regulations become final, would convert your adjusted tax basis of your exchanged shares into a suspended loss that you would realize upon the occurrence of specified events set forth in the proposed regulations. A dividend received by a corporate U.S. Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the "extraordinary dividend" provisions of section 1059 of the Code.

        The Bush administration's revenue proposals for fiscal year 2004 include a proposal to eliminate the double taxation of corporate earnings by generally allowing corporations to distribute to their shareholders nontaxable dividends paid out of previously taxed corporate income. Under the proposal, each corporation would calculate its "excludable dividend amount," or EDA, each year. If an amount would be a dividend under current law, it would be a tax-free dividend to the extent of the EDA and any excess would be subject to special rules. Instead of distributing tax-free dividends, a corporation generally would be allowed to allocate its EDA to increase its shareholders' tax basis in their stock. In general, a redemption of stock would be characterized as either a distribution or a sale or exchange of stock as under current law. The proposal generally would be effective for distributions made on or after January 1, 2003 with respect to corporate earnings after 2000. No prediction can be made as to whether such proposal will be enacted into law or what its ultimate effective date will be.

  Consequences to Non-U.S. Holders.

        See Section 3 with respect to the application of U.S. federal income tax withholding to payments made to you if you are a Non-U.S. Holder.

        If the exchange is characterized as a sale (as opposed to a dividend) with respect to a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax, and therefore may be entitled to a refund of the tax withheld by the Depositary with respect to the exchange unless:

  •
  the gain is effectively connected with a trade or business of the Non-U.S. Holder in the U.S. and, if certain tax treaties apply, is attributable to a permanent establishment in the U.S. maintained by such holder;

  •
  in the case of a non-resident alien individual who holds the stock as a capital asset, the individual is present in the U.S. for 183 or more days in the taxable year of the disposition, and certain other conditions are met; or

  •
  in the case of a Non-U.S. Holder who owns or has owned during the relevant statutory period more than 5% of our stock, we are or have been a "U.S. real property holding corporation" and certain other requirements are met.

        We do not believe that we have been or currently are a "U.S. real property holding corporation."

  U.S. Federal Income Tax Backup Withholding

        See Section 3 with respect to the U.S. federal income tax backup withholding requirements.

        The tax discussion set forth above is included for general information only and is not tax advice. You are urged to consult your tax advisor to determine the particular tax consequences of the offer to you, including the applicability and effect of state, local, foreign, and other tax laws.

15.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to extend the period of time the offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the offer and reject for payment and not pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer). Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

        Any public announcement made pursuant to the offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise, or otherwise communicate any public announcement other than by issuing a press release to the PR Newswire or another comparable service.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by the Exchange Act. The Act provides that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

  1.
  we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares; and

  2.
  the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent, or given to security holders in the manner specified in this Section 15;

then in each case the tender offer will be extended until the expiration of the period of ten business days. If we make any other changes that require such a minimum offer period, we will comply with such requirements of applicable law.

16.  FEES AND EXPENSES

        We have retained Georgeson Shareholder Communications Inc. to act as Information Agent and EquiServe Trust Company, N.A. to act as Depositary in connection with the offer. The Information Agent may contact holders of shares by mail, telephone, telegraph, and personal interviews and may request brokers, dealers, and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers, dealers, or other persons (other than the Information Agent as described above) for soliciting tenders of shares pursuant to the offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, and commercial banks for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17.  MISCELLANEOUS

        We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of shares pursuant to the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, blue sky, or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

        Pursuant to Rule 13e-4 of the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning us.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or make any representation on behalf of us in connection with this offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If any other information is given or representation is made, you should not rely on any such information or representation as having been authorized by the Information Agent or us.

TYLER TECHNOLOGIES, INC.

April 14, 2003

        The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company, or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The depositary for the tender offer is:

EquiServe Trust Company, N.A.

By Mail:	By Overnight Delivery:	By Hand:
Post Office Box 43025 Attn: Corporate Actions Providence, RI 02940-3025	40 Campanelli Drive Attn: Corporate Actions Braintree, MA 02184	c/o Securities Transfer and Reporting Services 100 William Street, Galleria New York, NY 10038

Telephone:

For account inquiries and lost certificates only: (877) 282-1168
For confirmation of receipt (Eligible Institutions Only): (781) 575-4816

Fax:

For Guarantee of Delivery (Eligible Institutions Only): (781) 575-4827

        Any questions or requests for assistance may be directed to the Information Agent at the telephone numbers and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company, or other nominee for assistance concerning the tender offer.

The Information Agent for the tender offer is:

Georgeson Shareholder Communications Inc.
17 State Street, Tenth Floor
New York, New York 10004
Toll Free: (800) 654-1685

Banks and Brokers Call: (212) 440-9800